                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant                       [X]
Filed by a Party other than the Registrant    [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(3)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             STIFEL FINANCIAL CORP.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2) or
    Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act
    Rule 14a 6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1)  Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

    (2)  Aggregate number of securities to which transactions applies:

         ----------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

    (4)  Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------------

    (5)  Total fee paid:

         ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:

         ----------------------------------------------------------------------

    (2)  Form, Schedule or Registration Statement No.:

         ----------------------------------------------------------------------

    (3)  Filing Party:

         ----------------------------------------------------------------------

    (4)  Date Filed:

         ----------------------------------------------------------------------

                             STIFEL FINANCIAL CORP.
                               500 NORTH BROADWAY
                         ST. LOUIS, MISSOURI 63102-2188
                                 (314) 342-2000


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                       TO BE HELD TUESDAY, APRIL 23, 1996

To the Holders of the Common Stock of
Stifel Financial Corp.

    The Annual Meeting of Stockholders of Stifel Financial Corp., a Delaware corporation (the "Company"), will be held in the Crystal Room, 3rd Floor, Missouri Athletic Club, 405 Washington Avenue, St. Louis, Missouri, on Tuesday, April 23, 1996 at 10:00 a.m., for the following purposes:

         1.  To elect two (2) members of the Board of Directors;

         2. To ratify the appointment of Coopers & Lybrand L.L.P. as independent accountants for the year ending December 31, 1996; and

         3. To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

    The Company's Board of Directors has fixed the close of business on March 12, 1996 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors.


                                        Charles R. Hartman, Assistant Secretary

March 22, 1996
St. Louis, Missouri

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                             STIFEL FINANCIAL CORP.
                               500 NORTH BROADWAY
                         ST. LOUIS, MISSOURI 63102-2188
                                 (314) 342-2000


                                 PROXY STATEMENT

                    For Annual Meeting of Stockholders to be
                         Held on Tuesday, April 23, 1996
                   Approximate Date of Mailing: March 22, 1996


                                     GENERAL

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Stifel Financial Corp., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, April 23, 1996 at 10:00 a.m. in the Crystal Room, 3rd Floor, Missouri Athletic Club, 405 Washington Avenue, St. Louis, Missouri, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    All proxies will be voted in accordance with the instructions contained in the proxy. If no choice is specified, proxies will be voted in favor of the election of the nominees for director proposed by the Board of Directors in Proposal I, and in favor of the ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31, 1996, as recommended by the Board of Directors. A stockholder who executes a proxy may revoke it at any time before it is exercised by delivering to the Company another proxy bearing a later date, by submitting written notice of such revocation to the Assistant Secretary of the Company or by personally appearing at the Annual Meeting and casting a contrary vote.

    A plurality of the votes cast is required for the election of directors. Under the General Corporation Law of the State of Delaware, an abstaining vote is not deemed to be a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors and, therefore, do not have the effect of votes in opposition. The ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote. Abstentions on such matter will be counted for the purpose of determining the number of shares represented by proxy at the meeting for such matter, and shall therefore have the same effect as if such shares were voted against such ratification. Broker "non-votes" will be treated as not represented at the meeting as to the ratification of Coopers & Lybrand L.L.P. for purposes of determining the number of votes needed for approval.

    A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

    The close of business on March 12, 1996 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Each outstanding share of the Company's common stock, $0.15 par value ("Common Stock"), is entitled to one vote. On March 12, 1996, there were outstanding and entitled to vote 4,476,491 shares of the Common Stock.


Ownership of Directors, Nominees and Executive Officers

    The following table sets forth information regarding the amount of the Common Stock beneficially owned, as of March 12, 1996, by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table and all directors and executive officers of the Company as a group:

                Name                 Beneficially Owned (1)      Class (1)
-----------------------------------  ----------------------  ------------------

George H. Walker III...............  410,030 (2)(3)           9.10%
Gregory F. Taylor..................   76,256 (2)(4)           1.70%
James D. Sumption..................   32,035 (2)(5)            (7)
John J. Goebel.....................   17,016 (2)(3)            (7)
Rick E. Maples.....................   14,194 (2)               (7)
Lawrence E. Somraty................   10,960 (2)               (7)
Charles R. Hartman.................    7,338 (2)(6)            (7)
Belle A. Cori......................    7,292 (2)               (7)
Richard F. Ford....................    7,292 (2)               (7)
Robert E. Lefton...................    6,977 (2)               (7)
Charles A. Dill....................    5,250 (2)               (7)
Directors and Executive Officers
  as a Group (18 persons)..........  693,751 (1)(2)          15.01%

---------------

(1) Shares issuable upon exercise of options included herein were deemed to be outstanding for purposes of calculating the percentage of outstanding shares for each person holding such options but were not deemed to be outstanding for the purpose of calculating the percentage of outstanding shares for any other person.

(2) Includes the following shares which such persons and group have the right to acquire within the 60 days after March 12, 1996 upon the exercise of stock options: Mr. Walker -- 30,384, Mr. Sumption -- 14,581, Mr. Taylor -- 13,448, Mr. Goebel -- 6,077, Ms. Cori -- 6,077, Mr. Ford -- 6,077, Mr.
    Somraty -- 5,992, Mr. Lefton -- 5,788, Mr. Dill -- 5,250, Mr. Hartman -- 4,135, Mr. Maples -- 3,891, and directors and executive officers as a group -- 144,962 and also includes the following shares allocated to such persons and group under the Stifel, Nicolaus Stock Ownership Plan and Trust:
    Mr. Walker -- 4,706, Mr. Somraty --3,753, Mr. Maples -- 679, Mr. Taylor -- 630, Mr. Sumption -- 525, and directors and executive officers as a group -- 16,543.

(3) Includes 9,724 shares held by the George Herbert Walker Foundation as to which Messrs. Goebel and Walker, as trustees, share voting power.

(4) Excludes 1,457 shares owned separately by Mr. Taylor's wife and children; Mr. Taylor disclaims beneficial ownership of such shares.

(5) Includes 4,800 shares of Common Stock awarded to Mr. Sumption which he holds subject to restrictions which will lapse on July 31, 1996 and July 31, 1997, provided that he remains in the employ of the Company.

(6) Excludes 2,100 shares owned by Mr. Hartman's wife. Mr. Hartman disclaims beneficial ownership of such shares.

(7) Shares beneficially owned do not exceed one percent of the outstanding shares of Common Stock.


Ownership of Certain Beneficial Owners

    On March 12, 1996, the following persons were the only persons known to the Company to be beneficial owners of more than five percent (5%) of the Common
Stock:

                                             Shares Beneficially Owned
               Name and Address                 as of March 12, 1996    Percent
-------------------------------------------  -------------------------  -------

AEGON USA, Inc.............................  1,350,275 (1)              23.17%
  4333 Edgewood Road N.E.
  Cedar Rapids, Iowa 52499

Heartland Advisors, Inc....................    619,369 (2)              13.84%
  790 North Milwaukee Street
  Milwaukee, Wisconsin 53202

George H. Walker III.......................    410,030 (3)               9.10%
  500 North Broadway
  St. Louis, Missouri 63102

Scattered Corp.............................    409,185 (4)               9.14%
  640 North LaSalle Street, Suite 300
  Chicago, Illinois 60610

John Latshaw...............................    334,145 (5)               7.46%
  3 Dunford Circle
  Kansas City, Missouri 64113

---------------

(1) Five subsidiaries of AEGON USA, Inc. are the holders of $10,000,000 aggregate principal amount of the Company's 11.25% Senior Convertible Notes Due September 1, 2000 (the "Notes"). The shares shown are the shares issuable upon conversion of the Notes which are convertible into shares of Common Stock at any time prior to maturity. The conversion price is subject to adjustment in certain events and is currently $7.41 per share. Such shares are not currently outstanding but were deemed to be outstanding for purposes of calculating the percentage of outstanding shares held by AEGON USA, Inc.

(2) The information shown is based on a Schedule 13G, dated February 9, 1996 of Heartland Advisors, Inc. The number of shares reflected on the Schedule 13G as of December 31, 1995, has been adjusted to reflect the five percent stock dividend distributed by the Company on February 20, 1996. This
    Schedule 13G indicates that Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has the sole power to vote or direct the vote 396,874 of the shares, and has the sole power to dispose of or to direct the disposition of all of the shares.

(3) See notes 1, 2 and 3 to the preceding table.

(4) The information shown is based on an Amendment No. 4 to a Schedule 13D, dated January 19, 1996 of Scattered Corp. The number of shares reflected on Amendment No. 4 to the Schedule 13D has been adjusted to reflect the stock dividend distributed by the Company on February 20, 1996. This
    Schedule 13D indicates that Scattered Corp. is a broker-dealer incorporated in the State of Illinois and has the sole power to vote or direct the vote of the shares.

(5) The information shown is based on Amendment No. 4 to the Schedule 13D, dated August 11, 1995 of Mr. Latshaw and Latshaw Enterprises, Inc. ("Laten"), a Delaware corporation of which Mr. Latshaw is Chairman of the Board and Chief Executive Officer. The number of shares reflected on Amendment No. 4 to the Schedule 13D has been adjusted to reflect the stock dividend distributed by the Company on February 20, 1996. Amendment No. 4 to the Schedule 13D indicates Mr. Latshaw is the beneficial owner of 69.2% of Laten's shares.The information in such Schedule 13D indicates that Mr. Latshaw has the sole power to vote, or to direct the vote, and the sole power to dispose of, or to direct the disposition of, the shares owned by him, and shares with Laten the power to vote, or to direct the vote, and the power to dispose of, or direct the disposition of, the shares owned by Laten.


                        PROPOSAL I: ELECTION OF DIRECTORS

    In accordance with the by-laws of the Company, the Board of Directors has fixed the number of directors at seven directors, divided into three classes of three, two and two directors, with the terms of office of each class ending in successive years. The Board of Directors has nominated Belle A. Cori and Gregory F. Taylor for election as directors to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified in the class to which such director is assigned or until their earlier death, resignation or removal. James M. Oates, whose term as a director was to end at the 1998 Annual Meeting, resigned as a member of the Board of Directors of the Company as of October 31, 1995. Proxies cannot be voted for more than two nominees.

    Shares represented by your proxy will be voted in accordance with your direction as to the election as directors of the persons listed below as nominees. In the absence of direction, the shares represented by your proxy will be voted FOR such election. In the event any of the persons listed as nominees becomes unavailable as a candidate for election, it is intended that the shares represented by your proxy will be voted for the balance of those named.

    Certain information with respect to each of the nominees and each of the continuing directors is set forth below, including any positions they hold with the Company and its principal subsidiary, Stifel, Nicolaus & Company, Incorporated ("Stifel, Nicolaus").

                                                                                  Served as
                                                                                  Director
                                                   Positions or Offices         Continuously
               Name                 Age  with the Company and Stifel, Nicolaus      Since
----------------------------------  ---  -------------------------------------  ------------

NOMINEES FOR TERMS ENDING IN 1999

Belle A. Cori                       58   None                                       1990
Gregory F. Taylor                   46   President and Chief Executive Officer      1988
                                         of the Company and Stifel, Nicolaus

DIRECTORS WITH TERMS ENDING IN 1997

Charles A. Dill                     56   None                                       1995
Richard F. Ford                     59   None                                       1984
John J. Goebel                      66   None                                       1987

DIRECTORS WITH TERMS ENDING IN 1998

Robert E. Lefton                    64   None                                       1992
George H. Walker III                65   Chairman of the Board of the Company       1981
                                         and Stifel, Nicolaus


    The following are brief summaries of the business experience during the past five years of each of the nominees for election as a director of the Company and the other directors whose terms of office as directors will continue after the Annual Meeting, including, where applicable, information as to the other directorships held by each of them.


Nominees

    Belle A. Cori has been Chairman of Eau Claire Mattress Manufacturing Corporation, a mattress manufacturer, since 1990 and, prior thereto, she was President of such corporation. Ms. Cori was a Vice President and Manager of the Business Service Department of Boatmen's Trust Company from 1980 until 1986 and she was Vice President, Investment and Trust Planning, of Boatmen's Trust Company from 1986 to 1989.

    Gregory F. Taylor was branch manager of Stifel, Nicolaus' Chicago branch from October, 1985 until July, 1988. He became Executive Vice President and Director of National Sales and Marketing of Stifel, Nicolaus in July, 1988, Chief Operating Officer in November, 1991 and President and Chief Executive Officer as of October 26, 1992. He was elected a Vice President of the Company in October, 1991 and President and Chief Executive Officer as of October 26, 1992.

    The Board of Directors recommends a vote FOR the election of each of the nominees for director of the Company.

Continuing Directors

    Charles A. Dill has been a General Partner of Gateway Equity Partners IV, since November, 1995. From 1991 to 1995, Mr. Dill had been the President, Chief Executive Officer and a director of Bridge Information Systems, Inc., a company providing online information and trading services. From 1988 to 1990 Mr. Dill was President and Chief Operating Officer of AVX Corporation; prior thereto, he was a senior vice president with Emerson Electric Co. Mr. Dill is a director of ZOLTEK, Inc.

    Richard F. Ford is a Managing General Partner of the management companies which act as a General Partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P., and Gateway Partners, L.P., private venture capital funds formed in 1984, 1987, 1990 and 1994, respectively. Mr. Ford is a director of CompuCom Systems, Inc. and D&K Wholesale Drug.

    John J. Goebel has been a partner in the law firm of Bryan Cave LLP since 1966 and has been associated with that firm since 1956.

    Robert E. Lefton, Ph.D. has been President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, since 1958. Dr. Lefton is a director of Allied Healthcare Products, Inc., Greenfield Industries, and Wave Technology.

    George H. Walker III joined Stifel, Nicolaus in 1976, became President and Chief Executive Officer of Stifel, Nicolaus in December, 1978, and became Chairman of Stifel, Nicolaus in July, 1982. From the time of the organization of the Company in 1981 Mr. Walker has served as its Chairman of the Board and, until October 26, 1992, Mr. Walker served as its President and Chief Executive Officer. Mr. Walker is a director of Laclede Steel Company, Laidlaw Corp. and EAC Corporation. He is active in various community activities and is a former Chairman of Downtown St. Louis, Inc. and Webster University. He currently is Chairman of the Missouri Historical Society and Chairman of the Advisory Committee of Webster University Business School.


Board of Directors and Committees

    During the year ended December 31, 1995, the Board of Directors of the Company met five times, including both regularly scheduled and special meetings. During such year all of the incumbent directors attended at least 75% of all meetings held by the Board of Directors and all committees on which they serve.

    The standing committees of the Board of Directors are the Executive Committee, Audit Committee, Compensation Committee, Finance Committee and Nominating Committee.

    Executive Committee. Messrs. Walker (Chairman), Taylor and Goebel are the current members of the Executive Committee, and Mr. Oates served on the committee until his resignation on October 31, 1995. Except to the extent limited by law, the Executive Committee has all the authority of the Board of Directors. The Executive Committee did not meet during the year ended December 31, 1995.

    Audit Committee. Messrs. Dill (Chairman), Ford and Goebel are the current members of the Audit Committee. (Mr. Oates was the former Chairman.) The functions of the Audit Committee are to monitor and assess the adequacy of systems and procedures for providing reliable financial statements of the Company and its subsidiaries, as well as suitable internal financial controls, to review and approve the scope and performance of the independent external and internal auditors' work, and to make such recommendations as it deems necessary to the Board of Directors regarding the Company's financial statements, financial controls and related matters. The Audit Committee met four times during the year ended December 31, 1995.

    Compensation Committee. Mr. Lefton (Chairman) and Ms. Cori are members of the Compensation Committee. The functions of the Compensation Committee are to recommend salary and bonus levels for the senior officers of the Company and its subsidiaries and to administer the Company's employee stock plans. The Compensation Committee met five times during the year ended December 31, 1995.

    Finance Committee. Messrs. Ford (Chairman), Dill and Lefton and Ms. Cori are the current members of the Finance Committee, and Mr. Oates served on the committee until his resignation on October 31, 1995. The functions of the Finance Committee are to review and monitor the consolidated financial condition of the Company. The Finance Committee met five times during the year ended December 31, 1995.

    Nominating Committee. Messrs. Walker (Chairman), Lefton and Goebel are the current members of the Nominating Committee, and Mr. Oates served on the committee until his resignation on October 31, 1995. The function of the Nominating Committee is to identify, evaluate and select potential director nominees. The Nominating Committee did not meet during the year ended
December 31, 1995.

    Compensation of Directors. Non-employee directors are paid annual compensation at a rate of $15,000 for attendance at Board of Directors meetings and $250 for attendance at Committee meetings and are reimbursed for expenses incurred in attending such meetings. In addition, Mr. Oates received $3,200 for special committee work during the year of 1995. Directors who are employees do not receive any compensation for service as directors, but the Company pays their expenses for attendance at Board meetings.


                             EXECUTIVE COMPENSATION

    For the years ended December 31, 1995 and December 31, 1994, the five-month transition period from July 30, 1993 to December 31, 1993 ("Transition Period"), and the fiscal year ended July 30, 1993 the following table presents summary information concerning compensation awarded or paid to, or earned by, the Chief Executive Officer and each of the other four most highly compensated executive officers for the year ended December 31, 1995 for services rendered to the Company and it subsidiaries.

                                              SUMMARY COMPENSATION TABLE
                                        Annual Compensation                  Long Term Compensation
                                    -------------------------                ----------------------
                                                               Other Annual   Restricted              All Other
                                                               Compensation      Stock     Options   Compensation
Name and Principal Position  Year   Salary ($)  Bonus ($)<F1>     ($)<F2>     Awards ($)   SARS (#)       ($)
---------------------------  -----  ----------  -------------  ------------  ------------  --------  ------------

Gregory F. Taylor(3)         1995      186,458            -0-             --     -0-            -0-    1,113 <F4>
  President and Chief        1994      175,000            -0-             --     -0-            -0-    1,110 <F5>
  Executive Officer of the   1993T      72,917         58,000         50,314     -0-            -0-    1,469 <F6>
  Company and Stifel,        1993      175,000        274,400         27,150     -0-            -0-    4,162 <F7>
  Nicolaus

Rick E. Maples               1995      140,000        811,381             --     -0-            -0-    8,288 <F4>
  Senior Vice President of   1994      140,000         98,048             --     -0-            -0-    8,285 <F5>
  Stifel, Nicolaus           1993T      55,833        203,227             --     -0-            -0-    1,469 <F6>
                             1993      121,667        467,996             --  33,125  <F8>      -0-   11,890 <F7>

Charles R. Hartman <F9>      1995      150,000        150,000             --     -0-            -0-   41,258 <F4>
  Senior Vice President      1994       82,991         81,250             --     -0-         15,750   36,276 <F5>
  of Stifel, Nicolaus        1993T          --             --             --      --             --       --
                             1993           --             --             --      --             --       --

James D. Sumption            1995      250,000         22,500             --      --             --      250 <F4>
  President of               1994      250,000         10,000             --      --             --      250 <F5>
  Pin Oak Capital, Ltd.      1993T     104,167         11,677             --      --             --      634 <F6>
                             1993      250,000         61,147             --  82,500 <F10>       --    3,557 <F7>

Lawrence E. Somraty          1995      124,583         61,466             --      --             --      250 <F4>
  Chief Executive Officer    1994       83,750         52,756             --      --             --      250 <F5>
  of Century Securities      1993T      32,813         13,070             --      --             --      355 <F6>
  Associates, Inc.           1993       78,438         34,758             --      --             --    2,258 <F7>
---------------

(1)  Represents bonuses paid under the executive compensation plans described in the Compensation Committee Report on Executive Compensation set forth elsewhere in this Proxy Statement.

(2)  The named executive officers received certain perquisites in 1995, 1994, the Transition Period and fiscal 1993, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer's salary and bonus. The amounts reflected for Mr. Taylor represent tax reimbursement payments in connection with restricted stock awards granted prior to fiscal 1992.

(3)  Mr. Taylor has served as President and Chief Executive Officer of the Company and Stifel, Nicolaus since
     October 1992; prior thereto (including the portion of fiscal 1993 prior to October 1992) he served as Vice
     President of the Company and Executive Vice President and Chief Operating Officer of Stifel, Nicolaus.

(4)  The Company contributed $250 to the Profit Sharing Plan for each named executive officer and $863 to the
     Employee Stock Purchase Plan for Messrs. Taylor, Maples and Hartman.  The Company paid $20,493 in moving expenses and forgave a loan amount of $19,652 (principal and interest) for Mr. Hartman.  The Company paid a premium of $7,175 on behalf of Mr. Maples for a life insurance policy.





(5)  The Company contributed $250 to the Profit Sharing Plan for each of Messrs. Taylor, Maples, Sumption and
     Somraty and $860 to the Employee Stock Purchase Plan for each of Messrs. Taylor and Maples.  The Company paid
     $36,276 in moving expenses for Mr. Hartman.  The Company paid a premium of $7,175 on behalf of Mr. Maples for a life insurance policy.

(6)  The Company contributed $117 to the Profit Sharing Plan for each of Messrs. Taylor, Maples, Sumption and
     Somraty.  Contributions by the Company to the Employee Stock Ownership Plan were made as follows: Mr. Taylor
     ($724), Mr. Maples ($724), Mr. Sumption ($517) and Mr. Somraty ($238).  The Company contributed $628 each for
     Messrs. Taylor and Maples toward the purchase of the Company's common stock under the Employee Stock Purchase
     Plan.

(7)  The Company contributed $2,171 to the Employee Stock Ownership Plan for each of the named executive officers, except that the Company contributed $1,015 for Mr. Somraty. Contributions by the Company to the Profit Sharing
     Plan were as follows: Mr. Taylor ($1,206), Mr. Maples ($1,759), Mr. Sumption ($1,386) and Mr. Somraty ($1,243).
     The Company contributed $785 for each of Messrs. Taylor and Maples towards the purchase of the Company's common stock under the Employee Stock Purchase Plan. The Company paid a premium of $7,175 on behalf of Mr. Maples for a life insurance policy.

(8)  On October 7, 1992, Mr. Maples was granted 5,000 shares of restricted stock, at which time the closing price of the Company's Common Stock was $6.625 per share. As of the end of 1995, the aggregate stock holdings of Mr.
     Maples consisted of 5,000 shares worth $31,550 at the then current market value.  The amount reported in the
     Table represents the market value of the shares at the date of grant ($6.625 per share) determined without giving effect to the diminution of value attributable to the restrictions on such stock at the time of grant.
     The restrictions on Mr. Maples' restricted stock lapsed on August 31, 1993, 1994 and 1995.

(9)  Mr. Hartman has served as General Counsel to Stifel, Nicolaus since June, 1994; prior thereto he was not employed by the Company or Stifel, Nicolaus.

(10) On August 1, 1992, Mr. Sumption was granted 12,000 shares of restricted stock, at which time the closing price of the Company's Common Stock was $6.875 per share.  As of the end of 1995, the aggregate restricted stock holdings of Mr. Sumption consisted of 12,000 shares worth $79,500 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock.  The restrictions of
     Mr. Sumption's restricted stock lapsed in the amount of 2,400 shares on each of July 31, 1993, 1994 and 1995, respectively, and restrictions on the remaining shares will lapse on July 31 of 1996 and 1997 in the amounts of
     2,400 and 2,400 shares, respectively.  Mr. Sumption is entitled to receive dividends on the restricted shares.


    The following presents certain information concerning stock options granted to the named executive officers during the year ended December 31, 1995, and year-end stock option values. No stock options were exercised by the named executive officers during the year ended December 31, 1995.

                           OPTION GRANTS IN LAST YEAR

    No stock option grants were made to the named executive officers during the year ended December 31, 1995.

                                                 YEAR-END OPTION VALUE
                                                      Total Number of Shares for
                                                       which Unexercised Options       Total Value of Unexercised,
                                                                 held at              In-the-Money Options held at
                      No. of Shares                        December 31, 1995              December 31, 1995 <F1>
                       Acquired on                   ------------------------------  ------------------------------
       Name              Exercise    Value Realized    Exercisable   Unexercisable     Exercisable   Unexercisable
-------------------  --------------  --------------  --------------  --------------  --------------  --------------

Gregory F. Taylor            0           $0               13,448              0          $11,232               $0
Rick E. Maples               0           $0                3,891              0          $ 5,346               $0
Charles R. Hartman           0           $0                4,135         12,403          $     0               $0
James D. Sumption            0           $0               14,581              0          $14,628               $0
Lawrence E. Somraty          0           $0                5,992              0          $ 8,234               $0

---------------

(1) Based on the Company's Common Stock closing price on December 31, 1995 of $6.31 ($6.625 actual, adjusted for the
    5% stock dividend declared January 23, 1996).



Employment Agreements

    The Company and George H. Walker III entered into an Employment Agreement as of August 21, 1987 and a First Amendment to Employment Agreement as of December 2, 1991, which provides for the employment of Mr. Walker by the Company at a base salary as established from time to time by the Board of Directors, but not less than $150,000 per annum. Mr. Walker is also eligible to participate in all incentive compensation plans and other employee benefits provided to senior executive officers.

    The term of the Agreement is to December 31, 1997, as explained below. The Agreement provides that the term of employment is to December 31, 1996; provided, however, that on December 31, 1995, and on each December 31 thereafter, the term shall be automatically extended for one additional year unless, prior to such December 31, the Board elects not to extend. Since the Board did not elect not to extend the term of employment prior to December 31, 1995, the Agreement was extended by its terms to December 31, 1997. The Agreement, as amended, also provides that Mr. Walker will provide consulting and advisory services to the Company for a period of two years following the termination date of his employment for a fee of $75,000 per annum and contains a one year non-competition covenant following the end of his consulting period.

    The obligations of the Company under Mr. Walker's Agreement will terminate upon the death or (except as described below) resignation of Mr. Walker, except that, if his employment is terminated by reason of death or disability, payments will continue in accordance with the Company's regular policies. If Mr. Walker's employment is terminated by the Company for any other reason (other than a "Good Cause Event" defined in the Agreement) or if he resigns within one year after a Change of Control (as defined below), the Company will:
(a) continue his insurance benefits and (b) pay him a lump sum payment equal to the total of the present value of monthly payments equaling 1/12 of his current compensation (including bonus and incentive compensation payments) at the date of termination payable over the remaining term of the Agreement, but not less than one year, or three years in the event of his resignation, or a termination by the Company in breach of the Agreement, after a Change in Control. Such payments are subject to reduction to the extent they exceed the amounts deductible by the Company for federal income tax purposes because of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

    "Change of Control" is defined in Mr. Walker's Agreement as (a) the acquisition, in one or a series of transactions by a person or group of persons acting in concert, of beneficial ownership in more than 25% of the outstanding voting stock of the Company, (b) the receipt of proxies for the election of directors in opposition to management's nominees which aggregate more than 40% of the outstanding voting stock, or (c) the sale or issuance of such number of shares of voting stock of the Company for consideration other than cash in any transaction or series of related transactions which constitutes more than 25% of the outstanding voting power of the Company after giving effect to such issuance or sale.

    The Company and Gregory F. Taylor entered into an Employment Agreement as of July 26, 1993 which provides for the employment of Mr. Taylor by the Company at a base salary as established from time to time by the Board of Directors, but not less than $175,000 per annum. Mr. Taylor is also eligible to participate in all incentive compensation plans and other employee benefits provided to senior executive officers.

    The term of employment in Mr. Taylor's Agreement is to July 31, 1996; provided, however, the obligations of the Company under the Agreement will terminate upon the death or (except as described below) resignation of Mr. Taylor, except that, if his employment is terminated by reason of death or disability, payments will continue in accordance with the Company's regular policies. If Mr. Taylor's employment is terminated by the Company for any other reason (other than a "Good Cause Event" defined in the Agreement) or if he resigns within one year after a Change of Control (as defined below), the Company will: (a) continue his insurance benefits and (b) pay him a lump sum payment equal to the total of the present value of monthly payments equaling 1/12 of his current compensation (including bonus and incentive compensation payments) at the date of termination payable over the remaining term of the Agreement, but not less than one year. Such payments are subject to reduction to the extent they exceed the amounts deductible by the Company for federal income tax purposes because of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

    "Change of Control" is defined in Mr. Taylor's Agreement as (a) the acquisition, in one or a series of transactions by a person or group of persons acting in concert, of beneficial ownership in more than 25% of the outstanding voting stock of the Company, (b) the receipt of proxies for the election of directors in opposition to management's nominees which aggregate more than 40% of the outstanding voting stock, (c) the sale or issuance of such number of shares of voting stock of the Company for consideration other than cash in any transaction or series of related transactions which constitutes more than 25% of the outstanding voting power of the Company after giving effect to such issuance or sale, (d) the sale or other transfer of 50% or more of the capital stock of Stifel, Nicolaus or (e) the sale or other transfer of all or substantially all of the assets of the Company or Stifel, Nicolaus.

    Stifel, Nicolaus and Charles R. Hartman entered into a letter agreement on May 23, 1994 which provides for the employment of Mr. Hartman at a base salary of $150,000 per annum. Mr. Hartman is eligible to participate in the executive bonus pool and, for fiscal 1994, 1995 and 1996, his bonus payment has been guaranteed to be no less than $150,000 (pro rated for that portion of each year actually employed). He was also provided a relocation allowance of $36,276, a $50,000 interest-bearing line of credit due June 30, 1995, a $75,000 loan which is forgivable over a five year period if he continues employment with Stifel, Nicolaus, and options to purchase 15,750 shares of Common Stock of the Company. Mr. Hartman is also eligible to participate in all other employee benefits provided to senior executive officers.


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for the year ended December 31, 1995:


Executive Officer Compensation Policies and 1995 Results

    The Compensation Committee of the Board of Directors administers the Company's executive officer compensation programs, consisting primarily of base salary and performance-based annual bonuses. In addition, the Committee has the discretion to grant restricted stock awards and stock options. The Committee believes it has established compensation policies for the Company's executive officers that will attract and retain talented individuals and reward productivity and profitability.

    Salaries and salary adjustments for executive officers are based on the responsibilities, performance and experience of each executive. Traditionally, the Company has paid modest salaries relative to comparable executive positions at other publicly held companies and relied on an annual bonus program to fairly compensate and motivate executives. At several meetings during 1995, the Compensation Committee reviewed compensation levels of executive officers of publicly-held regional brokerage firms in connection with its evaluation of the Company's overall compensation programs. The Compensation Committee has made such review a regular process of its responsibilities.

    Messrs. Taylor and Hartman participate in the executive bonus pool program. Over the last several years, the Compensation Committee has modified this annual bonus program by introducing a formula based approach and eliminating the discretion related to annual bonuses. Under the 1995 executive bonus program, bonuses would have been paid if pre-tax income for the Company exceeded a specified level and certain performance-based factors, such as targets for return on revenues and return on stockholders' equity, were satisfied. As a result of Company-wide performance in 1995, no bonuses were paid to Mr. Taylor. In addition, no bonuses would have been paid to Mr. Hartman, except that in connection with his recruitment as an executive officer of the Company, the Company agreed to guarantee Mr. Hartman's 1995 and 1996 bonus payments at no less than $150,000. Mr. Maples participates in a bonus pool for the Company's financial institutions group of the corporate finance group. Mr. Sumption participates in a bonus pool based on the financial performance of Pin Oak Capital, Ltd. Mr. Somraty participates in a bonus pool based on the financial performance of Century Securities Associates, Inc.
These pools receive a variable percentage of pre-tax, "after allocation," income of the applicable business unit. Individual percentages with respect to these bonus pools are determined by the director of the business units, subject to the approval of the Chief Executive Officer.

    In addition, Mr. Taylor has an employment agreement and Mr. Hartman has a letter agreement. The principal terms of such agreements have also been described above under "Executive Compensation -- Employment Agreements". The employment agreement with Mr. Taylor and the letter agreement with Mr. Hartman were each approved by the entire Board of Directors.

    While the Committee believes that the Company's various annual bonus programs and employment agreements will reinforce the importance of long-term values for the Company's stockholders, the Committee also seeks to promote the identity of long-term interests between the Company's executive officers and its stockholders with occasional grants of restricted stock and stock options. Many of the Company's key executive officers currently own significant shares of the Company's common stock and, as a result, stock options and restricted stock grants have been used sparingly.


Chief Executive Officer

    On October 26, 1992, Mr. Taylor was named Chief Executive Officer of the Company succeeding Mr. Walker, who remains as Chairman of the Board of Directors. Mr. Taylor previously served as Vice President of the Company and Executive Vice President and Chief Operating Officer of Stifel, Nicolaus. On July 26, 1993, the Company and Mr. Taylor entered into an employment agreement which is described above under "Executive Compensation -- Employment Agreements". For 1995, Mr. Taylor's salary remained at the level established in July 1993 until July, 1995, when the Board of Directors established his salary to be $200,000 per annum. As noted above, as a result of Company performance in 1995, Mr. Taylor received no bonus with respect to 1995.

                           1995 Compensation Committee

                           Robert E. Lefton, Chairman
                                  Belle A. Cori

                                PERFORMANCE GRAPH

    The following graph sets forth a comparison of the Company's cumulative total stockholder return (assuming investment of $100 and reinvestment of dividends) from December 1990 through December 31, 1995, with the cumulative total return for the same period measured by the Standard & Poor's 500 Composite Index and, as peer groups, the Lipper Analytical Regional Index and Financial Services Analytics, Inc. Regional Index (the "FSA Regional Index"), indices of publicly traded regional brokerage firms. The Company has decided to use the FSA Regional Index because of improved serviceability provided by Financial Services Analytics, Inc. The two indices are otherwise substantially the same.

                               [PERFORMANCE GRAPH]

                                   December 31
-------------------------------------------------------------------------------
                                             1990  1991  1992  1993  1994  1995
                                             ----  ----  ----  ----  ----  ----

Stifel Financial Corp.                        100   207   214   311   196   232
S&P 500 Index                                 100   130   140   154   156   215
Lipper Regional                               100   263   294   387   328   467
FSA Regional Index                            100   257   288   377   321   475


Compensation Committee Interlocks and Insider Participation

    During the year ended December 31, 1995, the Compensation Committee was composed of Mr. Lefton and Ms. Cori, neither of whom served as an officer or employee of the Company or any of its subsidiaries.

    John J. Goebel is a partner in the law firm Bryan Cave LLP, which renders legal services to the Company and its subsidiaries.

    Robert E. Lefton, Ph.D. is the President and Chief Executive Officer of Psychological Associates, Inc., an international training and consulting firm, which renders services for the Company and its subsidiaries.


                              CERTAIN TRANSACTIONS

    Certain officers, directors and nominees for director of the Company maintain margin accounts with Stifel, Nicolaus pursuant to which Stifel, Nicolaus may make loans for the purchase of securities. All margin loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than normal risk of collectability or present other unfavorable features.

    Richard F. Ford is a General Partner of the management companies which act as the General Partner of Gateway Mid-America Partners, L.P., Gateway Venture Partners II, L.P., Gateway Venture Partners III, L.P. and Gateway Partners, L.P. (the "Gateway Funds"), private venture capital funds formed in 1984, 1987, 1990 and 1994, respectively. The Company and Stifel Venture Corp., a subsidiary of the Company, are also General Partners of the management companies. At December 31, 1995, the Company's carrying value of these investments was approximately $623,000 with a commitment to contribute $268,839 to the Gateway Funds. Additionally, at December 31, 1995, the Company had a receivable of

$220,000 which was advanced for organizational costs of Gateway Partners, L.P. Mr. Ford also provided consulting services to the Company during the year ended December 31, 1995.


                          COMPLIANCE WITH SECTION 16(a)

    Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 1995, to the knowledge of the Company, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that Mr. Dill failed to timely file a Form 4, representing one transaction. The form has since been filed.

                                  PROPOSAL II:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors, upon the recommendation of its Audit Committee, has determined to appoint Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31, 1996. A resolution will be presented at the meeting to ratify the appointment of Coopers & Lybrand L.L.P.

    The Company has been advised that a representative of Coopers & Lybrand L.L.P. will be present at the meeting with an opportunity to make a statement if such representative desires and will be available to respond to questions of the stockholders.

    The Board of Directors recommends a vote FOR ratification of the appointment of Coopers & Lybrand L.L.P. as the Company's independent accountants for the year ending December 31, 1996.


                              STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company by December 1, 1996, for inclusion in the Company's Proxy Statement and proxy relating to that meeting. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the Proxy Statement and proxy in accordance with regulations governing the solicitation of proxies.


                                  MISCELLANEOUS

    The Company will bear the cost of solicitation of proxies. Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Company and its subsidiaries personally or by telephone, but such persons will not be specifically compensated for such services. Brokerage houses, custodians, nominees and fiduciaries will be requested to forward the soliciting material to the beneficial owners of stock held of record by such persons and will be reimbursed for their reasonable expenses incurred in connection therewith.

    Management knows of no business to be brought before the Annual Meeting of Stockholders other than that set forth herein. However, if any other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters. Even if you plan to attend the meeting in person, please execute, date and return the enclosed proxy promptly. Should you attend the meeting, you may revoke the proxy by voting in person. A postage-paid, return-addressed envelope is enclosed for your convenience. Your cooperation in giving this your prompt attention will be appreciated.

                                      By Order of the Board of Directors,

                                      CHARLES R. HARTMAN, Assistant Secretary

March 22, 1996
St. Louis, Missouri

                                     ANNEX A
                                   PROXY CARD
                                 [FRONT OF CARD]

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints George H. Walker III and Charles R. Hartman or either one of them, as Proxies, each with the power to appoint a substitute and hereby authorizes each to represent the undersigned and to vote as designated below all the shares of common stock of Stifel Financial Corp. entitled to be voted by the undersigned at the annual meeting of stockholders to be held on April 23, 1996 and any adjournment thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING:

1.  ELECTION OF DIRECTORS:

    [ ] FOR all nominees listed below (except as marked below)
    [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

     INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE
           STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.

                           For term expiring in 1999:
                       Belle A. Cori and Gregory F. Taylor

                                 [BACK OF CARD]

2. PROPOSAL TO RATIFY THE APPOINTMENT OF COOPERS & LYBRAND L.L.P. as independent public accountants of the Company:

    [ ] For     [ ] Against     [ ] Abstain

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

    The undersigned acknowledges receipt of the 1995 Annual Report to Stockholders and the Notice of the 1996 Annual Meeting and the Proxy Statement. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.
                         [ ] PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE
                             MEETING IN PERSON.

                         SIGN HERE
                                   --------------------------------------------
                                   (Please sign exactly as name appears hereon)

                         SIGN HERE
                                   --------------------------------------------
                                   Executors, administrators, trustees, etc.
                                   should so indicate when signing

                                   DATED
                                         --------------------------------------